Exhibit 1

Transactions in the Securities of the Issuer During the Past Sixty Days

Nature of the Transaction	Amount of Securities Purchased	Price ($)	Date of Purchase

HOLDCO OPPORTUNITIES FUND V, L.P.

Purchase of Common Stock	54,000	27.4417	06/24/2025
Purchase of Common Stock	60,000	27.2200	06/25/2025
Purchase of Common Stock	47,000	27.6000	06/26/2025
Purchase of Common Stock	95,000	27.8000	06/27/2025
Purchase of Common Stock	70,000	28.0300	06/30/2025
Purchase of Common Stock	31,000	28.8000	07/01/2025
Purchase of Common Stock	29,899	27.3196	07/29/2025
Purchase of Common Stock	33,622	26.8661	07/30/2025
Purchase of Common Stock	31,704	26.6563	07/31/2025
Purchase of Common Stock	33,255	26.1475	08/01/2025
Purchase of Common Stock	26,000	28.7800	08/13/2025
Purchase of Common Stock	34,700	28.6420	08/14/2025
Purchase of Common Stock	33,200	28.0788	08/15/2025
Purchase of Common Stock	33,127	28.3103	08/18/2025
Purchase of Common Stock	31,400	28.5475	08/19/2025
Purchase of Common Stock	32,400	28.5830	08/20/2025
Purchase of Common Stock	42,000	29.3527	08/21/2025
Purchase of Common Stock	36,714	30.7107	08/22/2025